EXHIBIT 10.6

ICAGEN, INC.

Summary of Director Compensation

Compensation of our Directors

Icagen, Inc. reimburses each non-employee director for out-of-pocket expenses they incur in attending Board and committee meetings and pays each non-employee director an annual retainer fee of $25,000. The Chairman of the Company’s Audit Committee receives an additional annual retainer of $10,000 and other committee chairmen receive an additional annual retainer of $3,000. In addition, the Company pays each non-employee director $1,000 for attendance at each Board meeting in which he or she participates in person or $500 if attendance is by telephone. Each non-employee director also receives $1,000 for each meeting of a committee of the Board in which he or she participates in person or $500 if attendance is by telephone that is held on a day other than the day of the date of any meeting of the full Board of Directors. Directors who are also the Company’s employees do not receive any compensation in their capacities as directors.

Each of the Company’s non-employee directors receives options to purchase 25,000 shares of the Company’s common stock for his or her services as a director for each three-year term served. Options for the Company’s current directors are granted every three calendar years as of the first business day of the calendar year. Options for new directors will be granted as of the date of the election or appointment of the director to the Board of Directors. Options granted to the non-employee directors vest monthly over three years, subject to the director’s continued service as a director. In addition, the Company’s Chairman of the Board of Directors receives options to purchase 20,000 additional shares of the Company’s common stock for his or her services as a director for each year served. Options for the Company’s Chairman of the Board of Directors are granted every calendar year as of the first business day of the calendar year. Options granted to the Chairman of the Board of Directors vest monthly over one year, subject to the director’s continued service as a director. Options granted to non-employee directors have exercise prices equal to the fair market value of common stock at the date of grant.